Exhibit 99.1
Item 1A. Risk Factors
In the course of conducting our business operations, we are exposed to a variety of risks that are inherent to the financial services industry. The following discusses some of the key inherent risk factors that could affect our business and operations, as well as other risk factors which are particularly relevant to us in the current period of significant economic and market disruption. Other factors besides those discussed below or elsewhere in this report could also adversely affect our business and operations, and these risk factors should not be considered a complete list of potential risks that may affect us.
Our businesses and earnings have been, and may continue to be, negatively affected by adverse business and economic conditions. Our businesses and earnings are affected by general business and economic conditions in the U.S. and abroad. General business and economic conditions that could affect us include the level and volatility of short-term and long-term interest rates, fluctuations in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor confidence, and the strength of the U.S. economy and the other economies in which we operate. The deterioration of any of these conditions could adversely affect the value of our assets, as well as our results of operations.
Economic conditions in the U.S. and abroad deteriorated significantly in 2008 and to a lesser extent in 2009. While there are early indications that these conditions are stabilizing, we do not expect them to significantly improve in the near future. A protracted continuation or worsening of these difficult business or economic conditions would likely exacerbate the adverse effects on us.
Adverse changes in legislative and regulatory initiatives may significantly impact our earnings, operations and ability to pursue business opportunities. We are heavily regulated by regulatory agencies at the federal, state and international levels. As a result of the recent financial crisis and economic downturn, we have faced and expect to continue to face increased regulation and regulatory and political scrutiny, which creates significant uncertainty for us and the financial services industry in general.
In December 2009, the Basel Committee on Banking Supervision released consultative documents on both capital and liquidity. These proposals currently include a leverage ratio that could prove more restrictive than the current risk-based measure. The capital proposal would increase significantly the capital charges imposed on certain assets, including trading assets, thereby potentially making those businesses more expensive to conduct. Full implementation of these proposals is currently projected by the end of 2012, although delays are possible, and it is likely that many elements of the proposals will change prior to adoption. U.S. regulatory agencies have not opined on these proposals for U.S. implementation. We continue to assess the potential impact of these proposals.
As a result of the financial crisis, the financial services industry is facing the possibility of legislative and regulatory changes that could impose significant, adverse changes on our ability to serve our clients. A proposal is currently being considered to levy a tax or fee on financial institutions with assets in excess of $50 billion to repay the costs of the Troubled Asset Relief Program (“TARP”), although the proposed tax would continue even after those costs are repaid. If enacted as proposed, the tax could significantly affect our earnings, either by increasing the costs of our liabilities or causing us to reduce our assets. It remains uncertain whether the tax will be enacted, to whom it would apply, or the amount of the tax we would be required to pay. It is also unclear the extent to which the costs of such a tax could be recouped through higher pricing.
In addition, various proposals for broad-based reform of the financial regulatory system are pending. A majority of these proposals would not disrupt our core businesses, but a proposal could ultimately be adopted that adversely affects certain of our businesses. The proposals would require divestment of certain proprietary trading activities, or limit private equity investments. Other proposals, which include limiting the scope of an institution’s derivatives activities, or forcing certain derivatives activities to be traded on exchanges, would diminish the demand for, and profitability of, certain businesses. Several other proposals would require issuers to retain unhedged interests in any asset that is securitized, potentially severely restricting the secondary market as a source of funding for consumer or commercial lending. There are also numerous proposals pending on how to resolve a failed systemically important institution. Following the passage of a bill in the U.S. House of Representatives and the possibility of similar provisions in a U.S. Senate bill, one rating agency has placed the credit ratings of Bank of America, us and other banks on negative credit watch, and therefore adoption of such provisions may adversely affect Bank of America’s access to capital markets. It remains unclear whether any of these proposals will ultimately be enacted, and what form they may take.

In addition, other countries, including the United Kingdom (“U.K.”) and France, have proposed and in some cases adopted, certain reforms targeted at financial institutions, including, but not limited to, increased capital and liquidity requirements for local entities, including regulated U.K. subsidiaries of foreign companies and other financial institutions as well as branches of foreign banks located in the U.K., the creation and production of recovery and resolutions plans (commonly referred to as living wills) by such entities, and a significant payroll tax on bank bonuses paid to employees over a certain threshold.
In addition, the U.S. Congress is currently considering reinstating income tax provisions that have recently expired whereby income of certain foreign subsidiaries would not be subject to current U.S. income tax as a result of long-standing deferral provisions applicable to active finance income. These provisions, which in the past have expired and been extended, expired for taxable years beginning on or after January 1, 2010. Absent an extension of these provisions, active financing income earned by our foreign subsidiaries after January 1, 2010 will generally be subject to a tax that considers the incremental U.S. income tax. The impact of the expiration of the provisions should they not be extended would be significant. The exact impact would depend upon the amount, composition and geographic mix of our future earnings.
Compliance with current or future legislative and regulatory initiatives could require us to change certain of our business practices, impose significant additional costs on us, limit the products that we offer, result in a significant loss of revenue, limit our ability to pursue business opportunities in an efficient manner, require us to increase our regulatory capital, cause business disruptions, impact the value of assets that we hold or otherwise adversely affect our business, results of operations or financial condition. We have recently witnessed the introduction of an ever-increasing number of regulatory proposals that could substantially impact us and others in the financial services industry. The extent of changes imposed by, and frequency of adoption of, any regulatory initiatives could make it more difficult for us to comply in a timely manner, which could further limit our operations, increase compliance costs or divert management attention or other resources. The long-term impact of these initiatives on our business practices and revenues will depend upon the successful implementation of our strategies and competitors’ responses to such initiatives, both of which are difficult to predict.
We could suffer losses as a result of the actions of or deterioration in the commercial soundness of other financial services institutions and counterparties, including as a result of derivatives transactions. Our ability to engage in routine trading and funding transactions could be adversely affected by the actions and commercial soundness of other market participants. Financial services institutions are interrelated as a result of trading, funding, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity disruptions and could lead to future losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of a counterparty or client, and our results of operations in 2008 and to a lesser extent in 2009 were materially affected by the credit valuation adjustments described in Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — U.S. ABS CDO and Other Mortgage-Related Activities — Monoline Financial Guarantors”. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations or financial condition.
We are party to a large number of derivative transactions, including credit derivatives. Many of these derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling some positions difficult. Many credit derivatives require that we deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold, and may not be able to obtain, the underlying security, loan or other obligation. This could cause us to forfeit the payments due to us under these contracts or result in settlement delays with the attendant credit and operational risk as well as increased costs to us.
Derivative contracts and other transactions entered into with third parties are not always confirmed by the counterparties on a timely basis. While the transaction remains unconfirmed, we are subject to heightened credit and operational risk and in the event of default may find it more difficult to enforce the contract. In addition, as new and more complex derivative products have been created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts may arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs.
For further discussion of our exposure to derivatives, see Note 6 to the Consolidated Financial Statements.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial results. Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain.
Recently, the Financial Accounting Standards Board (“FASB”) and the SEC have adopted new guidance or rules relating to financial accounting such as, among other things, new FASB guidance on the consolidation of variable interest entities. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, the SEC and our independent registered public accounting firm) may amend or even reverse their previous interpretations or positions on how these standards should be applied. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.
For a further discussion of some of our significant accounting policies and recent accounting changes, see Note 1 to the Consolidated Financial Statements.
Our ability to attract and retain clients and employees could be adversely affected to the extent our reputation is harmed. Our actual or perceived failure to address various issues could give rise to reputational risk that could harm us and our business prospects. These issues include, but are not limited to, legal and regulatory requirements, privacy, properly maintaining client and employee personal information, record keeping, money-laundering, sales and trading practices, ethical issues, appropriately addressing potential conflicts of interest, and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions, reputational harm and legal risks, which could increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.
We face substantial potential legal liability and significant regulatory action, which could have materially adverse financial consequences or cause significant reputational harm to us. We face significant legal risks in our businesses, and the volume of claims, amount of damages and penalties claimed in litigation, and regulatory proceedings against us and other financial institutions remain high and are increasing. Increased litigation costs, substantial legal liability or significant regulatory action against Bank of America or us could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects. These litigation and regulatory matters and any related settlements could adversely impact our earnings.
For a further discussion of litigation risks, see Note 14 to the Consolidated Financial Statements.
Our liquidity could be impaired by an inability of Bank of America to access the capital markets on favorable terms. Liquidity is essential to our businesses. Since we were acquired by Bank of America, we established intercompany lending and borrowing arrangements with Bank of America to facilitate centralized liquidity management and as a result, our liquidity risk is derived in large part from Bank of America’s liquidity risk. Bank of America’s liquidity could be impaired by an inability to access the capital markets or by unforeseen outflows of cash, including deposits. This situation may arise due to circumstances that Bank of America or we may be unable to control, such as a general market disruption, negative views about the financial services industry generally, or an operational problem that affects third parties or us. Bank of America’s ability to raise certain types of funds has been and could continue to be adversely affected by conditions in the United States and international markets and economies. In 2009, global capital and credit markets continued to experience volatility and disruptions. As a result, Bank of America utilized several of the U.S. Government liquidity programs, which are temporary in nature, to enhance its liquidity position. Bank of America’s ability and our ability to borrow from other financial institutions or to engage in securitization funding transactions on favorable terms could be adversely affected by continued disruptions in the capital markets or other events, including actions by rating agencies or deteriorating investor expectations.

Our credit ratings and Bank of America’s credit ratings are important to our liquidity. Rating agencies regularly evaluate Bank of America and us. Their ratings of our long-term and short-term debt and other securities are based on a number of factors, including Bank of America’s and our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. During 2009, the rating agencies took numerous actions with respect to Bank of America’s and our credit ratings and outlooks, many of which were negative. The rating agencies have indicated that our credit ratings currently reflect their expectation that, if necessary, Bank of America would receive significant support from the U.S. Government. In February 2010, a rating agency affirmed our current credit ratings but revised the outlook to negative from stable, based on their belief that it is less certain whether the U.S. Government would be willing to provide extraordinary support to Bank of America. In light of the difficulties in the financial services industry and the financial markets, there can be no assurance that we will maintain our current ratings. Failure to maintain those ratings could adversely affect our liquidity and competitive position, by materially increasing our borrowing costs or significantly limiting our access to the capital markets. A reduction in our credit ratings also could have a significant impact on certain trading revenues, particularly in those businesses where counterparty credit-worthiness is critical. In connection with certain trading agreements, we may be required to provide additional collateral in the event of a credit ratings downgrade.
For a further discussion of our liquidity position and other liquidity matters and the policies and procedures we use to manage our liquidity risks, see “Liquidity Risk” in Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Changes in financial or capital market conditions could cause our earnings and the value of our assets to decline. Market risk generally represents the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. As a result, we are directly and indirectly affected by changes in market conditions. For example, changes in interest rates could adversely affect our principal transaction revenues and net interest profit (which we view together as our trading revenues), which could in turn affect our net earnings. Market risk is inherent in the financial instruments associated with our operations and activities including securities, derivatives, loans, deposits, short-term borrowings and long-term debt. Just a few of the market conditions that may shift from time to time, thereby exposing us to market risk, include fluctuations in interest and currency exchange rates, equity and futures prices, changes in the implied volatility of interest rates, foreign exchange rates, credit spreads and price deterioration or changes in value due to changes in market perception or actual credit quality of either the issuer or its country of origin. Accordingly, depending on the instruments or activities impacted, market risks can have wide ranging, complex adverse effects on our results from operations and our overall financial condition. In addition, we also may incur significant unrealized gains or losses as a result of changes in our credit spreads or those of third parties, which may affect the fair value of derivative instruments and debt securities that we hold or issue.
The models that we use to assess and control our risk exposures reflect assumptions about the degree of correlation or lack thereof among prices of various asset classes or other market indicators. In times of market stress or other unforeseen circumstances, such as the market conditions experienced in 2008 and early 2009, previously uncorrelated indicators may become correlated, or previously correlated indicators may move in different directions. These types of market movements have at times limited the effectiveness of our hedging strategies and have caused us to incur significant losses, and they may do so in the future. These changes in correlation can be exacerbated where other market participants are using risk or trading models with assumptions or algorithms that are similar to ours. In these and other cases, it may be difficult to reduce our risk positions due to the activity of other market participants or widespread market dislocations, including circumstances where asset values are declining significantly or no market exists for certain assets. To the extent that we make investments directly in securities that do not have an established liquid trading market or are otherwise subject to restrictions on sale or hedging, we may not be able to reduce our positions and therefore reduce our risk associated with such positions.
For a further discussion of our market risk and our risk management policies and procedures, see Item 7A — Quantitative and Qualitative Disclosures About Market Risk.
Our increased credit risk could result in higher credit losses and reduced earnings. When we enter into trading positions, loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk, or the risk of losses if our borrowers do not repay their loans or our counterparties fail to perform according to the terms of their agreements. A number of our products expose us to credit risk, including trading positions, derivatives, including credit default swaps, loans, and lending commitments.

We estimate and establish reserves or make credit valuation adjustments for credit risks and credit losses inherent in our credit exposure (including unfunded lending commitments). This process, which is critical to our financial results and condition, requires difficult, subjective and complex judgments, including forecasts of economic conditions and how our borrowers and counterparties will react to these conditions. The ability of our borrowers to repay their loans or counterparties to honor their obligations will likely be affected by changes in economic conditions, which in turn could impact the accuracy of our forecasts. As with any such assessments, there is also the chance that we will fail to identify the proper factors or that we will fail to accurately estimate the impacts of factors that we identify.
In the ordinary course of our business, we also may be subject to a concentration of credit risk to a particular industry, counterparty, borrower or issuer. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could negatively impact our businesses, perhaps materially, and the systems by which we set limits and monitor the level of our credit exposure to individual entities, industries and countries may not function as we have anticipated. While our activities expose us to many different industries and counterparties, we routinely execute a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment funds and insurers, including financial guarantors. This has resulted in significant credit concentration with respect to this industry.
For a further discussion of credit risk, see “Concentrations of Credit Risk” in Note 4 to the Consolidated Financial Statements.
Our ability to successfully identify and manage our compliance and other risks is an important factor that can significantly impact our results. We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Accordingly, our ability to successfully identify and manage risks facing us is an important factor that can significantly impact our results. Recent economic conditions, increased legislative and regulatory scrutiny and increased complexity of our operations, among other things, have increased and made it more difficult for us to manage our operational, compliance and other risks. For a further discussion of our risk management policies and procedures, see Item 7A — Quantitative and Qualitative Disclosures About Market Risk.
We may be unable to compete successfully as a result of the evolving financial services industry and market conditions. We operate in a highly competitive environment. Over time, there has been substantial consolidation among companies in the financial services industry, and this trend accelerated in 2008 and 2009 as the credit crisis has led to numerous mergers and asset acquisitions among industry participants and in certain cases reorganization, restructuring, or even bankruptcy. This trend also has hastened the globalization of the securities and financial services markets. We will continue to experience intense competition as continued consolidation in the financial services industry may produce larger and better-capitalized companies that are capable of offering a wider array of financial products and services at more competitive prices. To the extent we expand into new business areas and new geographic regions, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to compete. Increased competition may affect our results by creating pressure to lower prices on our products and services and reducing market share.
Our continued ability to compete effectively in our businesses, including management of our existing businesses as well as expansion into new businesses and geographic areas, depends on our ability to retain and motivate our existing employees and attract new employees. We face significant competition for qualified employees both within and outside the financial services industry, including non-U.S. institutions and institutions not subject to compensation or hiring restrictions imposed under any U.S. Government initiatives or not subject to the same regulatory scrutiny. This is particularly the case in emerging markets, where we are often competing for qualified employees with entities that may have a significantly greater presence or more extensive experience in the region. A substantial portion of our annual bonus compensation paid to our senior employees has in recent years been paid in the form of equity-based awards, which are now payable in Bank of America’s common stock. The value of these awards has been impacted by the significant decline in the market price of Bank of America’s common stock. We also reduced the number of employees across nearly all of our businesses in 2008 and 2009. In addition, the consolidation in the financial services industry has intensified the inherent challenges of cultural integration between differing types of financial services institutions. The combination of these events could have a significant adverse impact on our ability to retain and hire the most qualified employees.

We may be adversely impacted by business, economic and political conditions in the non-U.S. jurisdictions in which we operate. We do business throughout the world, including in developing regions of the world commonly known as emerging markets. As a result, we are exposed to a number of risks in non-U.S. jurisdictions, including economic, market, reputational, litigation and regulatory risks. Our businesses and revenues derived from non-U.S. jurisdictions are subject to risk of loss from currency fluctuations, social or political instability, changes in governmental policies or policies of central banks, expropriation, nationalization, confiscation of assets, unfavorable political and diplomatic developments and changes in legislation. Also, as in the United States, many non-U.S. jurisdictions in which we do business have been negatively impacted by recessionary conditions. While a number of these jurisdictions are showing signs of recovery, others continue to experience increasing levels of stress. In addition, the risk of default on sovereign debt in some non-U.S. jurisdictions is increasing and could expose us to losses.
In many countries, the laws and regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market or manage our relationships with multiple regulators in various jurisdictions. Our inability to remain in compliance with local laws in a particular market and manage our relationships with regulators could have a significant and negative effect not only on our business in that market but also on our reputation generally.
We also invest or trade in the securities of corporations and governments located in non-U.S. jurisdictions, including emerging markets. Revenues from the trading of non-U.S. securities may be subject to negative fluctuations as a result of the above factors. Furthermore, the impact of these fluctuations could be magnified, because generally non-U.S. trading markets, particularly in emerging market countries, are smaller, less liquid and more volatile than U.S. trading markets.
We are subject to geopolitical risks, including acts or threats of terrorism, and actions taken by the United States or other governments in response and/or military conflicts could adversely affect business and economic conditions abroad as well as in the U.S.
Changes in governmental fiscal and monetary policy could adversely affect our business. Our businesses and earnings are affected by domestic and international fiscal and monetary policy. For example, the Federal Reserve Board regulates the supply of money and credit in the United States and its policies determine in large part our cost of funds for lending, investing and capital raising activities and the return we earn on those loans and investments, both of which affect our net interest profit. The actions of the Federal Reserve Board also can materially affect the value of financial instruments we hold, such as debt securities, and its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Our businesses and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the U.S., non-U.S. governments and international agencies. Changes in domestic and international fiscal and monetary policies are beyond our control and difficult to predict.
We may suffer losses as a result of operational risk or technical system failures. The potential for operational risk exposure exists throughout our organization. Integral to our performance is the continued efficacy of our internal processes, systems, relationships with third parties and the vast array of employees and key executives in our day-to-day and ongoing operations. Operational risk also encompasses the failure to implement strategic objectives in a successful, timely and cost-effective manner.
Failure to properly manage operational risk subjects us to risks of loss that may vary in size, scale and scope, including loss of clients. This also includes but is not limited to operational or technical failures, unlawful tampering with our technical systems, ineffectiveness or exposure due to interruption in third party support, the loss of key individuals or failure on the part of the key individuals to perform properly and losses resulting from unauthorized trading activity by our employees.
Our dependence upon funds from our subsidiaries and our parent could adversely impact our liquidity. ML & Co. is a holding company that is a separate and distinct legal entity from its parent, Bank of America, and our broker-dealer, banking and non-banking subsidiaries. We therefore depend on dividends, distributions and borrowings or other payments from our subsidiaries and may depend in large part on financing from Bank of America to fund payments on our obligations, including debt obligations. Bank of America may in some instances, because of its regulatory requirements as a bank holding company, be unable to provide us with the funding we need to fund payments on our obligations. Many of our subsidiaries are subject to laws that authorize regulatory agencies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations.